Exhibit 10(lll)

                            SUTRO & CO
            11150 Santa Monica Boulevard 13th Floor *
                  Los Angeles California 90025
                          *310-914-0779
JOSEPH BOYSTAK                                          CONFIDENTIAL
Managing Director


October 8, 1999

Mr. David Johnston
Chairman and Chief Executive Officer
Computer Thermal Imaging, Inc.
476 Heritage Park Blvd,
Suite 210
Layton, Utah 84041

Dear Mr. Johnston:

This letter agreement sets forth the terms and conditions under which Computerized Thermal Imaging, Inc. or any successor, assign, or affiliate, (the "Company") has retained Sutro & Co. Incorporated ("Sutro") to act as its
(i) exclusive financial advisor for any sale transaction and all acquisitions during the Term as defined in paragraph 5 (the "Acquisition(s)" or "Sale Transaction") and (ii) exclusive placement agent with respect to the private placement of debt or equity-related securities or bank financing (the "Transaction").

1. Acquisition Advisory Services- Sutro will act as financial advisor and assist the Company in effecting the Acquisition(s) or Sale Transaction. In this regard, we propose to undertake certain activities including, if appropriate, the following:

(a) Review and analyze certain audited financial statements and other information relating to the Acquisition(s);

(b) Review and analyze certain internal financial statements and other financial and operating data concerning the Acquisition(s) prepared by management;

(c) Review and analyze certain internal financial forecasts and projections prepared by the management of the Acquisition(s);

(d) Discuss the past and current operations and financial condition, and the future prospects of the Acquisition(s) with management;

(e) Compare certain financial data of the Acquisition with that of various other comparable companies whose securities are publicly traded;

(f) Review the financial terms to the extent publicly available, of certain comparable transactions;

(g) Assist in negotiating and structuring the transactions for the Acquisition(s); and

(h) Assist in preparation of definitive documentation for the Acquisition(s).

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2.    Placement Agent Services- Sutro will act as financial advisor and assist the Company in effecting the Financing. In this regard, we propose to undertake certain activities including, if appropriate, the following:

(a) Advising the Company as to die form arid structure of the Financing;

(b) Assisting in the preparation of a Private Placement Memorandum (the "Memorandum") describing the Company, the transaction and the securities offered in connection therewith (the "Securities"). Responsibility for the contents of such Memorandum shall be solely that of the Company, and the Memorandum shall not be made available to or used in discussions with prospective investors (the "Party" or "Parties") by Sutro until both the Memorandum and its use for that purpose have been approved by the Company;

(c) Identifying, introducing to, and consulting as to strategy for initiating discussions with, potential investors;

(d) Negotiating the sale of the Securities to investors; and

(e) Assisting in the preparation of definitive documentation for the Financing.

3. Compensation - - Sutro's compensation for its role as acquisition advisor and placement agent shall be determined as follows:

(a) A non-refundable retainer of $50,000 payable in two installments. The first installment of $25,000 shall be payable upon execution of this Agreement, and the balance due in 60 days from the date of execution of the Agreement. The paid retainer shall be credited against any fees pursuant to paragraphs 3(b) and 3(c) in the event the Acquisition(s) or a Financing occurs.

(b) An acquisition advisory fee (the "Acquisition Advisory Fee") equal to three percent (3%) of the "Aggregate Consideration", defined to include cash, equity securities, the fair market value of revolving credit facilities, straight and convertible debt instruments or other obligations, and any other form of payment or assumption of obligations made to an acquisition target or its shareholders in connection with the Acquisition(s). The Acquisition Advisory Fee will be payable in cash upon the closing of the Acquisition(s).

(c) A placement fee (the " Placement Fee") equal to the sum of (i) one and one-half percent (1.5 %) of the principal amount of any secured revolving credit facility or other senior secured debt, (ii) four and one-half percent (4.5 %) of the principal amount of senior notes, subordinated notes and/or convertible notes and (iii) six and one-half percent (6.5 %,) of the principal amount of any preferred stock or common stock. The Placement Fee will be payable regardless of the size of the Financing and whether or not the Financing occurs in one transaction or a series of transactions. The Placement Fee shall be payable with cash upon consummation of, and out of the proceeds of, the proposed Financing.

(d) Warrants to purchase three percent (3%) of the equity ownership of the Company on a fully diluted basis (including without limitation the equity underlying the warrants issued to Sutro hereunder) pro forma for the issuance of equity and/or warrants issued in connection with the Financing. The warrant shall vest on the following basis: (i) 50% (1.5%) upon the execution of the Agreement and (ii) the balance, 50% (1.5%) shall vest upon the closing of the Transaction. The percentage of equity to be purchased shall be subject to customary anti-dilution provisions. The warrants shall be granted and fully vested upon either the closing of the Financing, Sale Transaction, or Acquisition, which ever occurs first, and shall be exercisable for a five year period.

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commencing one year from their date of issuance with 'cashless' exercise provisions. The exercise price per share of the warrants will be based upon the closing price of the Company's stock at the date of execution of this Agreement. The holders of the warrants shall be entitled to one demand, unlimited "piggy-back", tag along, and preemptive registration rights. The Company shall bear all costs and -xpenses in connection with such registrations.

4. Sutro's Expenses- In addition to the foregoing fees, and regardless of whether the Acquisitions, Sale Transaction, or the Financing contemplated by this letter agreement are consummated, the Company agrees, upon request from time to time, to promptly reimburse Sutro for all reasonable out-of-pocket expenses, including, but not limited to, such costs as printing, telephone, fax, courier service, copying, accommodations, travel, and direct computer expenses, secretarial overtime and fees and disbursements of legal counsel. Any incurrance of legal fees shall be mutually agreed upon in advance. Additionally, the Company agrees that Sutro is not responsible for the fees 3nd disbursements of special counsel for the investors, whether or not any transactions are completed.

5. Term and Termination Rights - It is understood that the Company hereby engages Sutro on an exclusive basis for investment banking services for a term (the "Term") commencing on the date hereof and ending on September 30, 2000. The Term shall be automatically renewed for successive 30 day periods unless either party gives written notice to the other within 30 days of the expiration of the Term of its desire that this engagement expire.

Notwithstanding the foregoing, Sutro may at its sole option, terminate its obligation hereunder without liability if, in the reasonable opinion of Sutro, a change has occurred in the Company's financial condition, results of operations, properties, business prospects, or the composition of the Company's management or Board of Directors, which, in Sutro's sole determination has adversely effected the marketability of the Company. The remaining provisions of this letter relating to the payment of fees earned and expenses incurred prior to the end of the Term and the Indemnification Agreement shall survive any termination or expiration of the engagement or the completion of Sutro's services.

If during the Term, or within the twelve months following the expiration thereof, (a) a financing transaction or transactions occur for the benefit of the Company which involves a Party (i) identified to the Company by Sutro or
(ii) with whom the Company or Sutro had a discussion regarding the Financing during the engagement and whether or not such discussions were initiated by Sutro, or (b) the Company enters into a definitive agreement with any such Party specified in (i) or (ii) above which subsequently results in a financing transaction or transactions, then the Company will be obligated to pay Sutro the fees and expenses of Sections 3 and 4.

6. Sale Transaction- If during the Term, and in lieu of the Financing, the Company consummates a Sale Transaction (as defined below) or reaches a definitive agreement which subsequently results in a Sale Transaction, the Company agrees to pay or cause to be paid to Sutro, a sale transaction fee (the "Sale Transaction Fee") equal to three percent (3%) of the Aggregate Consideration (as defined below). The Sale Transaction Fee will be payable in cash upon the closing of the Sale Transaction.

The term "Sale Transaction" shall be defined to include any merger, consolidation, sale of assets, tender or exchange offer, leveraged buy-out, formation of a joint venture or partnership, reorganization (except for the currently contemplated recapitalization which shall not be deemed a Sale Transaction) or other business combination, pursuant to which the business of the Company is combined with that of an acquiring entity or any entity affiliated with one or more acquirers (the "Party" or "Parties"), where the Party has at least 50% of the capital stock of the surviving company.

The term "Aggregate Consideration" shall be defined to include cash, equity securities, the fair market value of revolving credit facilities, straight and convertible debt instruments or other obligations, and

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any other form of payment or assumption of obligations made to the Company or its shareholders in connection with the Sale Transaction. If any of the consideration to be received by the Company is contingent upon future performance of the Company's operations (e.g. revenues or income), the portion of the fee attributable to such consideration shall be paid to Sutro at such time or times as the Company receives such consideration.

7. Notwithstanding sections 1 through 9 of this agreement, the following contractual relationship are already in place and transactions deriving from these relationships will be considered outside the scope of this Agreement. However, the Company may elect to invite Sutro to assist on these matters pursuant to the terms and conditions contained in this Agreement.

(a). TSET, one of the Company's equipment brokers, is currently seeking customers as well as capital for the Company.

(b). Alex Saenz, a finder for the Company, is actively seeking customer and equity financing for the Company limited to Rick Green for a period ending October 1, 1999.

(c). Southridge Capital Management is currently funding the Company through the purchase of shares via the current SB/2 registration statement.

(d). Thermal Medical Imaging, Inc. is an affiliated company that will be merging with Computerized Thermal Imaging sometime in the near future.

8. Right of First Refusal - The Company will provide Sutro with the right of first refusal for two years to serve as a managing underwriter on any public offering or act as advisor on any private financing (debt or equity) merger, business combination, recapitalization or sale of some or all of the equity or assets of the Company (collectively, "Future Services"). In the event the Company notifies Sutro of its intention to pursue an activity that would enable Sutro to exercise its right of first refusal to provide Future Services, Sutro shall notify the Company of its election to provide such Future Services, including notification of the compensation and other terms to which Sutro claims to be entitled, within 14 days of written notice by the Company. In the event Sutro is engaged by the Company to provide such future services, Sutro will be compensated as is reasonable and customary within the industry provided however, that the terms of the Indemnification Agreement shall apply to any additional engagement.

9. In connection with Sutro's engagement, the Company and its advisors will furnish Sutro with all data, material, and information concerning the Company (the "Information") which Sutro reasonably requests, all of which will be accurate and complete in all material respects, except with respect to the Company's financial statements which shall present fairly the financial position of the Company, to the best of the Company's knowledge, at the time furnished. The Company recognizes and confirms that in advising it and in undertaking the assignment, Sutro will be using and relying on the Information and financial and other information furnished to Sutro by potential interested Parties, without independent verification. Moreover, Sutro will not perform any appraisal of the assets or businesses of the Company or any Party. Sutro is hereby authorized to use and deliver the Information, and any other data obtained by Sutro from reliable published sources, to prospective interested Parties. In connection with the engagement of Sutro hereunder, the Company has entered into a separate letter agreement, dated as of the date hereof, providing for the indemnification of Sutro and certain related parties by the Company (the "Indemnification Agreement").

10. This letter agreement and the related indemnification agreement referred to above shall be deemed made in California. Such agreements shall be governed by the laws of the State of California, without regard to such state's rules concerning conflicts of laws. Should suit be brought to enforce this letter agreement or the Indemnification Agreement, the prevailing party shall be entitled to recover from the other reimbursement for reasonable attorneys' fees. Any dispute arising from the interpretation,

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validity or performance of this letter agreement or any of its terms and provisions shall be submitted to binding arbitration with the National Association of Securities Dealers.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to us the enclosed duplicate copy of this letter agreement. We look forward to working with you and to the successful conclusion of this assignment

                                    Very truly yours,


                                    SUTRO &  CO INCORPORATED

                                    /s/ Joseph A. Boystak
                                    ----------------------------
                                        Joseph A. Boystak
                                        Managing  Director

Accepted and Agreed to
as of-the date written above:


COMPUTERIZED THEMAL IMAGING, INC.


By: /s/ David Johnston
-------------------------
David Johnston
Chairman and Chief  Executive Officer

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                                                       CONFIDENTIAL

September 28,1999

Sutro & Co. Incorporated
11150 Santa Monica Blvd.
Suite 1500 Los Angeles, CA 90025


In consideration of Sutro's agreement to act on behalf of Computerized Thermal Imaging, Inc. (the "Company"), in connection with the private placement, pursuant to the engagement letter of even date herewith (the "Engagement Letter"), we hereby agree to indemnify and hold harmless Sutro, its affiliates, the respective partners, directors, officers, agents and employees of Sutro and its affiliates and each person, if any, controlling Sutro or any of its affiliates within the meaning of either Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934, (Sutro and each such other person are hereinafter referred to as an "Indemnified Person"), from and against any such losses, claims, damages, expenses and liabilities (or actions in respect thereof), joint or several, as they may be incurred (including all legal fees and other expenses incurred in connection with investigating, preparing, defending, paying, settling or compromising any claim, action, suit, proceeding, loss, damage, expense or liability, whether or not in connection with an action in which any Indemnified Person is a named party) to which any of them may become subject (including in settlement of any action, suit or proceeding, if such settlement is effected with the Company's consent, which consent shall not be unreasonably withheld), and which are related to or arise out of Sutro's engagement, the transaction contemplated by such engagement or any Indemnified Person's role in connection therewith, including, but not limited to, any losses, claims, damages, expenses and liabilities (or actions in respect thereof) arising out of, based upon or caused by any untrue statement or alleged untrue statement of a material fact contained in the offering memorandum, or any amendment or supplement thereto, or in any other document of the Company furnished to any party or to Sutro in connection with the Financing Transaction, or arising out of, based upon or caused by any omission or alleged omission to state in any of them a material fact required to be stated therein or necessary to make the statements in any of them not misleading. The Company will not, however, be responsible under the foregoing provisions with respect to any loss, claim, damage, expense or liability to the extent that a court having jurisdiction shall have determined by a final judgment (not subject to further appeal) that such loss, claim, damage, expense or liability resulted from actions taken or omitted to be taken by Sutro due to its gross negligence or willful misconduct. All capitalized terms not otherwise defined herein have the same meaning as ascribed to them in the Engagement Letter, unless the context indicates or requires otherwise. Promptly after receipt by an Indemnified Person of notice of the commencement of any action, such Indemnified Person will, if a claim in respect thereof is to be made against the Company, notify the Company of the commencement thereof; but the omission to notify the Company will not relieve it from any liability which it may have to any Indemnified Person otherwise than stated in this Indemnification Agreement. In case any such action is brought against any Indemnified Person, and it notifies the Company of the commencement thereof, the Company will be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Person; provided, however, that if the defendants in any such action include both the Indemnified Person and the Company and counsel for the Indemnified Person reasonably determines there is a conflict of interest that cannot or should not be waived, the Company shall not have the right to direct the defense of such action on behalf of such Indemnified Person and such Indemnified Person shall have the right to select separate counsel to defend such action on behalf of such Indemnified Person. After notice from the Company to such Indemnified Person of its election to assume the defense thereof and approval by such Indemnified Person of counsel appointed to defend such action, the

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Company will not be liable to such Indemnified Person for any legal or other expenses, other than reasonable costs of investigation, incurred by such Indemnified Person in connection with the defense thereof, unless: (i) the Indemnified Person shall have employed separate counsel in accordance with the proviso to the next preceding sentence (it being understood, however, that in connection with such action the Company shall not be liable for the expenses of more than one separate counsel (in addition to local counsel) in any one action or separate but substantially similar actions in the same jurisdiction arising out of the same general allegations or circumstances); or (ii) the Company has authorized the employment of counsel for the Indemnified Person at the expense of the Company. After any notice from the Company to such Indemnified Person, the Company will not be liable for the costs and expenses of any settlement of such action effected by such Indemnified Person without the consent of the Company.

If the indemnity referred to above should be, for any reason whatsoever, unenforceable, unavailable to or otherwise insufficient to hold harmless Sutro and each Indemnified Person in connection with the transaction, each Indemnified Person shall be entitled to receive from the Company, and the Company shall pay, contributions for such losses, claims, damages, liabilities and expenses (or actions in respect thereof) so that each Indemnified Person ultimately bears only a portion of such losses, claims, damages, liabilities, expenses and actions as is appropriate (i) to reflect the relative benefits received by Sutro on the one hand and the Company on the other hand in connection with the transaction or (ii) if the allocation on that basis is not permitted by applicable law, to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of Sutro and the Company in connection with the actions or omissions to act which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations; provided, however, that in no event shall the aggregate contribution of all Indemnified Persons to all losses, claims, damages, liabilities, expenses and actions exceed the amount of the fee actually received by Sutro pursuant to the engagement letter. The respective relative benefits received by Sutro and the Company in connection with the transaction shall be deemed to be in the same proportion as the aggregate fee paid to Sutro in connection with the transaction bears to the total consideration of the transaction. The relative fault of Sutro and the Company shall be determined by reference to, among other things, whether the actions or omissions to act were by Sutro or the Company and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action or omission to act.

The indemnity, contribution and expense payment obligations of the Company referred to above shall be in addition to any liability which the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of any Indemnified Person and the Company. The Company also agrees that the Indemnified Persons shall have no liability to the Company or any person asserting claims on behalf of or in right of the Company for or in connection with any matter referred to in this letter except to the extent that any such liability results from the gross negligence or willful misconduct of Sutro in performing the services that are the subject of this letter and in no event shall such liability exceed the amount of fees actually received by Sutro hereunder.

                              Very truly yours,

                              COMPUTERIZED THERMAL IMAGING, INC.
                              By: /s/ David Johnston
                                  ------------------------
                                      David Johnston

Accepted and Agreed to as of the date written above

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 SUTRO & CO. INCORPORATED

By: /s/ Joseph A. Boystak
   ------------------------
       Joseph A. Boystak